Exhibit 10.3
Sybase, Inc. Executive Tax Preparation, Financial Planning, and Legal Services
Reimbursement Program
(Revised Effective February 20, 2008)
1. Annual Tax Preparation and Legal Services Fee Reimbursement
Each Section 16 officer of the Corporation (other than the CEO, John Chen, who is covered under a different program) shall be entitled to be reimbursed for (a) actual expenses incurred by the Section 16 officer in connection with preparation of his income tax returns, and/or (b) legal fees incurred by the Section 16 officer in connection with Sybase-related litigation, provided that the aggregate amount to be reimbursed to the Section 16 officer in any single calendar year under the program outlined in this Section 1 shall not exceed US$10,000, and provided further that such annual reimbursement amount shall not be grossed up for income tax purposes.
2. One-Time Financial Planning and Legal Services Fee Reimbursement
Each Section 16 officer of the Corporation (other than the CEO, John Chen, who is covered under a different program) shall also be entitled to be reimbursed for (a) actual expenses incurred by the Section 16 officer in connection with investment/retirement/estate planning services, and/or (b) legal fees incurred by the Section 16 officer in connection with Sybase-related litigation, provided that the aggregate amount to be reimbursed to the Section 16 officer during his lifetime under the program outlined in this Section 2 shall not exceed US$10,000, and provided further that such reimbursement amount shall be grossed up for income tax purposes, unlike the program outlined in Section 1.